                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13D


               Under the Securities Act of 1934 (Amendment No. 2)

                                   Unify Corp.

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                                (Name of Issuer)


                                  Common Stock

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                         (Title of Class of Securities)

                                  904743101000

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                                 (CUSIP Number)

                              Kenneth A. Korb, Esq.
        Perkins, Smith & Cohen, LLP, One Beacon Street, Boston, MA 02108
                                 (617) 854-4000

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           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)


                                 January 2, 1998

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             (Date of Event which Requires Filing of This Statement)

CUSIP No. 904743101000                                             Page 2 of 11

                                  SCHEDULE 13D


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1  NAME OF REPORTING PERSON
   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Katherine O'Donnell
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2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) X
                                                                          ---
                                                                       (b)
                                                                          ---
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3  SEC USE ONLY

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4  SOURCE OF FUNDS*

   PF
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5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                      ---

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6  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.
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                       7        SOLE VOTING POWER
   NUMBER OF                    4,600
    SHARES             ---------------------------------------------------------
 BENEFICIALLY          8        SHARED VOTING POWER
   OWNED BY
     EACH              ---------------------------------------------------------
   REPORTING           9        SOLE DISPOSITIVE POWER
    PERSON                      4,600
     WITH              ---------------------------------------------------------
                       10       SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   4,600
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12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   Less than 0.1%
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14 TYPE OF REPORTING PERSON*

   IN
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

CUSIP No. 904743101000                                             Page 3 of 11

                                  SCHEDULE 13D


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1  NAME OF REPORTING PERSON
   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Joseph J. O'Donnell as custodian for Casey L. O'Donnell (a minor)
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2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) X
                                                                           ---
                                                                        (b)
                                                                           ---
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3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*

   PF
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5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                      ---

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6  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.
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                       7        SOLE VOTING POWER
   NUMBER OF                    13,500
    SHARES             ---------------------------------------------------------
 BENEFICIALLY          8        SHARED VOTING POWER
   OWNED BY
     EACH              ---------------------------------------------------------
   REPORTING           9        SOLE DISPOSITIVE POWER
    PERSON                      13,500
     WITH              ---------------------------------------------------------
                       10       SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   13,500
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   Less than 0.2%
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14 TYPE OF REPORTING PERSON*

   IN
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

CUSIP No. 904743101000                                             Page 4 of 11

                                  SCHEDULE 13D


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1  NAME OF REPORTING PERSON
   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Joseph J. O'Donnell as custodian for Kate A. O'Donnell (a minor)
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2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) X
                                                                           ---
                                                                        (b)
                                                                           ---
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3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*

   PF
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                      ---

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.
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                       7        SOLE VOTING POWER
   NUMBER OF                    13,300
    SHARES             ---------------------------------------------------------
 BENEFICIALLY          8        SHARED VOTING POWER
   OWNED BY
     EACH              ---------------------------------------------------------
   REPORTING           9        SOLE DISPOSITIVE POWER
    PERSON                      13,300
     WITH              ---------------------------------------------------------
                       10       SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   13,300
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   Less than 0.2%
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14 TYPE OF REPORTING PERSON*

   IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

CUSIP No. 904743101000                                             Page 5 of 11

                                  SCHEDULE 13D


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1  NAME OF REPORTING PERSON
   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   William J. Eisen, Agent for the Blind Trust u/d/t dated 3/26/93, Katherine O'Donnell, as Settlor (hereinafter the "Blind Trust") 04-6728218
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2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) X
                                                                           ---
                                                                        (b)
                                                                           ---
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3  SEC USE ONLY

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4  SOURCE OF FUNDS*

   PF
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5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                      ---

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6  CITIZENSHIP OR PLACE OF ORGANIZATION

   Organized under the laws of the Cook Islands, South Pacific
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                       7        SOLE VOTING POWER
   NUMBER OF                    582,150
    SHARES             ---------------------------------------------------------
 BENEFICIALLY          8        SHARED VOTING POWER
   OWNED BY
     EACH              ---------------------------------------------------------
   REPORTING           9        SOLE DISPOSITIVE POWER
    PERSON                      582,150
     WITH              ---------------------------------------------------------
                       10       SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   582,150
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12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   7.1%
--------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*

   OO
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

CUSIP No. 904743101000                                             Page 6 of 11

                                  SCHEDULE 13D


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1  NAME OF REPORTING PERSON
   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Joseph J. O'Donnell, Investment Retirement Account
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2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) X
                                                                           ---
                                                                        (b)
                                                                           ---
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3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*

   PF
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                      ---

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6  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.
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                       7        SOLE VOTING POWER
   NUMBER OF                    400
    SHARES             ---------------------------------------------------------
 BENEFICIALLY          8        SHARED VOTING POWER
   OWNED BY
     EACH              ---------------------------------------------------------
   REPORTING           9        SOLE DISPOSITIVE POWER
    PERSON                      400
     WITH              ---------------------------------------------------------
                       10       SHARED DISPOSITIVE POWER

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11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   400
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12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   Less than 0.1%
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14 TYPE OF REPORTING PERSON*

   EP
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

CUSIP No. 904743101000                                             Page 7 of 11

                                  SCHEDULE 13D


ITEM 1. SECURITY AND ISSUER

        Class of Securities: Common Stock

        Unify Corp.
        181 Metro Drive, Suite 300
        San Jose, CA  95110

ITEM 2. IDENTITY AND BACKGROUND

(a) Name:

    Katherine O'Donnell
    Joseph O'Donnell as custodian for Casey L. O'Donnell under Massachusetts
      Uniform Transfers to Minor Act
    Joseph O'Donnell as custodian for Kate A. O'Donnell under Massachusetts
      Uniform Transfers to Minor Act
    William J. Eisen, Agent for The Blind Trust u/d/t 3/26/93
    Joseph J. O'Donnell Investment Retirement Account

(b) Residence or business address:

    Katherine O'Donnell
    Joseph O'Donnell as custodian for Casey L. O'Donnell
    Joseph O'Donnell as custodian for Kate A. O'Donnell
    15 Clairmont Road, Belmont, MA  02178

    William J. Eisen, Agent for The Blind Trust u/d/t 3/26/93 ("The Blind
      Trust") c/o Lourie & Cutler, P.C., 60 State Street, Boston, MA  02109

    Joseph J. O'Donnell Investment Retirement Account
    15 Clairmont Road, Belmont, MA  02178

(c) Katherine O'Donnell: housewife
    Joseph O'Donnell: business executive

(d) Not applicable to any member of the group.

(e) Not applicable to any member of the group.

(f) U.S. for each reporting person other than The Blind Trust which was organized under the laws of the Cook Islands, South Pacific.

CUSIP No. 904743101000                                             Page 8 of 11

                                  SCHEDULE 13D


ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

    Katherine O'Donnell: $21,850.00; source of funds is personal and not borrowed or otherwise obtained; securities were acquired by purchase.

    Joseph O'Donnell a/c/f Casey L. O'Donnell: $49,232.00; source of funds is personal and not borrowed or otherwise obtained; securities were acquired by purchase.

    Joseph O'Donnell a/c/f Kate A. O'Donnell: $46,637.00; source of funds is personal and not borrowed or otherwise obtained; securities were acquired by purchase.

    The Blind Trust: $2,446,245.75; source of funds is personal and not borrowed or otherwise obtained; securities were acquired by purchase.

    Joseph J. O'Donnell Investment Retirement Account: $2,502.60; source of funds is personal and not borrowed or otherwise obtained; securities were acquired by purchase.

ITEM 4. PURPOSE OF TRANSACTION

    The purpose of the transactions for each reporting person was solely for investment.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

(a) Katherine O'Donnell
       aggregate number of shares:  4,600
       percentage of class of securities: Less than 0.1%

    Joseph J. O'Donnell a/c/f Casey L. O'Donnell
       aggregate number of shares:  13,500
       percentage of class of securities: less than 0.2 %

    Joseph J. O'Donnell a/c/f Kate A. O'Donnell
       aggregate number of shares:  13,300
       percentage of class of securities: less than 0.2 %

    The Blind Trust
       aggregate number of shares:  582,150
       percentage of class of securities: 7.1%

    Joseph J. O'Donnell Investment Retirement Account
       aggregate number of shares:  400
       percentage of class of securities: less than 0.1%

CUSIP No. 904743101000                                             Page 9 of 11

                                  SCHEDULE 13D


(b) Katherine O'Donnell
       Sole voting power: 4,600
       Shared voting power: 0
       Sole dispositive power: 4,600
       Shared dispositive power: 0

    Joseph J. O'Donnell a/c/f Casey L. O'Donnell
       Sole voting power: 13,500
       Shared voting power: 0
       Sole dispositive power: 13,500
       Shared dispositive power: 0

    Joseph J. O'Donnell a/c/f Kate A. O'Donnell
       Sole voting power: 13,300
       Shared voting power: 0
       Sole dispositive power: 13,300
       Shared dispositive power: 0

    The Blind Trust
       Sole voting power: 582,150
       Shared voting power: 0
       Sole dispositive power: 582,150
       Shared dispositive power: 0

    Joseph J. O'Donnell Investment Retirement Account
       Sole voting power: 400
       Shared voting power: 0
       Sole dispositive power: 400
       Shared dispositive power: 0

(c) Katherine O'Donnell: N/A
    Joseph J. O'Donnell a/c/f Casey L. O'Donnell: 10,000 shares
    Joseph J. O'Donnell a/c/f Kate A. O'Donnell: 10,000 shares
    The Blind Trust: 85,000 shares
    Joseph J. O'Donnell Investment Retirement Account: N/A

(d) No other person has such rights other than the respective reporting person.

(e) Not applicable.

CUSIP No. 904743101000                                            Page 10 of 11

                                  SCHEDULE 13D


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

The reporting persons are members of a family and its legal affiliates who have no arrangement or other understanding among them, with respect to the securities of the issuer, other than to make an investment in such securities.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

    Not applicable.


NOTE: Please see the copy of Agency Agreement dated August 16, 1994, which was submitted as an Exhibit with the original paper filing of Schedule 13D, on or about February 21, 1997, and is incorporated herein by this reference, as evidence of the authority of the agent to sign this statement on behalf of The Blind Trust.

CUSIP No. 904743101000                                            Page 11 of 11

                                  SCHEDULE 13D

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: January 9, 1998                        /S/ Katherine O'Donnell
                                 -----------------------------------------------
                                 Signature
                                 Name/Title: Katherine O'Donnell


Date: January 9, 1998                        /S/ Joseph O'Donnell
                                 -----------------------------------------------
                                 Signature
                                 Name/Title: Joseph O'Donnell as custodian for
                                             Casey L. O'Donnell U/MA/UTMA


Date: January 9, 1998                        /S/ Joseph O'Donnell
                                 -----------------------------------------------
                                 Signature
                                 Name/Title: Joseph O'Donnell as custodian for
                                             Kate A. O'Donnell U/MA/UTMA


                                 The Blind Trust u/d/t dated 3/26/93


Date: January 9, 1998                        /S/ William J. Eisen
                                 -----------------------------------------------
                                 Signature
                                 Name/Title: William J. Eisen, Agent



Date: January 9, 1998                        /S/ Joseph J. O'Donnell
                                 -----------------------------------------------
                                 Signature
                                 Name/Title: Joseph J. O'Donnell IRA